INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-72931 on Form S-8 and Registration Statement Number 33-46506 on Form S-8 of
(i) our report dated March 8, 1999, with respect to the balance sheet of Ervin Cable Construction, Inc. as of December 31, 1998, and the related statements of income, changes in stockholders' equity and cash flows for the year then ended and (ii) our report dated March 10, 1999 with respect to the balance sheet of Apex Digital TV, Inc. as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1998 and the 101 day period from September 22, 1997 (inception) to December 31, 1997, which reports appear in the Form 8-K of Dycom Industries, Inc. dated April 15, 1999.



YORK, NEEL & CO.-OWENSBORO, LLP
Certified Public Accountants
Owensboro, Kentucky

April 15, 1999